Exhibit 99.1

ICF International Announces Full Exercise of Over-Allotment Option by Underwriters

FAIRFAX, VA, October 23, 2006 – ICF International (Nasdaq: ICFI) announced today that the underwriters of its initial public offering of shares of its common stock, which began trading on The Nasdaq Global Select Market on September 28, 2006, have fully exercised their over-allotment option to purchase an additional 700,500 shares. All of the over-allotment shares were sold by ICF. With the exercise of the underwriters’ option, the aggregate net proceeds to ICF of its offering were approximately US$48.7 million.

UBS Securities LLC acted as sole book-running manager for the offering, and Stifel, Nicolaus & Company, Incorporated acted as joint lead manager for the offering. William Blair & Company, L.L.C. and Jefferies Quarterdeck, a division of Jefferies & Company, Inc., acted as co-managers. A copy of the final prospectus related to the offering may be obtained from UBS Investment Bank, ECMG Syndicate Desk, 299 Park Avenue, New York, NY 10171, or by contacting Stifel Nicolaus, Syndicate Desk, 1 Financial Plaza, 501 North Broadway, St. Louis, MO 63102.

This press release shall not constitute an offer to sell or the solicitation of an offer to buy, nor shall there be any sale of these securities in any state or jurisdiction in which the offer, solicitation, or sale would be unlawful prior to registration or qualification under the securities laws of any such state or jurisdiction.

ICF International partners with government and commercial clients to deliver consulting services and technology solutions in the energy, environment, transportation, social programs, defense, and homeland security markets. The firm combines passion for its work with industry expertise and innovative analytics to produce compelling results throughout the entire program life cycle, from analysis and design through implementation and improvement. Since 1969, ICF has been serving government at all levels, major corporations, and multilateral institutions. More than 1,800 employees serve these clients worldwide.